UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2009

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue
Sunnyvale, California 94085

(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 8, 2009, MoSys, Inc. (“MoSys” or the “Company”) appointed Sundari Mitra as its Executive Vice President of Engineering.  Ms. Mitra, age 45, will be responsible for the Company’s engineering operations and product development.

Prior to joining the Company, Ms. Mitra founded and served as Chief Executive Officer of Prism Circuits, Inc. (“Prism”) from its inception in February 2006 until the acquisition of Prism by the Company on June 5, 2009. Prior to joining Prism, Ms. Mitra served as a Director of Engineering at Sun Microsystems, Inc. from June 2002 to August 2004.  Ms. Mitra holds a Masters of Science degree in Electrical Engineering from the University of Illinois and a Bachelors of Science degree in Electrical Engineering from Baroda University in India.

Under the terms of Ms. Mitra’s employment offer letter agreement with the Company, she will be paid an annualized base salary of $205,000 and will receive an option to purchase 675,000 shares of the Company’s common stock pursuant to the Company’s approved form of new employee inducement stock option agreement.  Shares subject to the stock option will vest in equal monthly installments over four years, subject in all events to Ms. Mitra’s continued employment by the Company.  In the event of the termination of Ms. Mitra’s employment without “Cause” (as defined in her employment offer letter agreement) by the Company during the 18 month period subsequent to the commencement of her employment, she will be entitled to receive up to 12 months of base salary, medical benefit coverage and accelerated vesting of stock options as severance.

A copy of the employment offer letter is attached to this Current Report on Form 8-K as Exhibit 10.32.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.32	Employment offer letter agreement between Registrant and Sundari Mitra dated as of June 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: June 12, 2009	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.32	Employment offer letter agreement between Registrant and Sundari Mitra dated as of June 4, 2009.